EXHIBIT 99.2

Script for New World Q4 Conference Call – 3/2/05

[Paul Murphy] Good Morning and welcome to the New World Restaurant Group’s 4th quarter 2004 conference call.  I am Paul Murphy, Chief Executive Officer of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer.  Before I begin, I would like Rick to read a brief Statement regarding forward-looking statements.

[Rick Dutkiewicz] Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  Please refer to our press release filed today and the Risk Factors in Form 10-K that will be filed in the near future for more details.  In addition, we will not be providing guidance as to future results or trends.

[Paul Murphy] Thank you Rick I am extremely pleased to report positive comparable store sales in the 4th quarter of 2004 of 2.6%. In addition, we once again are reporting positive income from operations and very strong cash flow from operations for the quarter.  Our income from operations was $3.6 million compared with a loss from operations of $8.3 million for the comparable quarter in 2003. This represents an improvement of $11.9 million versus the prior year period.  Our net loss for the 4th quarter of 2004 was $2.1 million compared with a net loss of $14.0 million in the comparable 2003 quarter (which, however, included $5.3 million of impairment charges and $2.3 million of integration and reorganization charges).

We generated $11.4 million of cash from operating activities in the quarter and spent approximately $3.6 million of capital primarily related to our company operated stores.  We continue to remain in compliance with the covenants of both the indenture and the AmSouth revolver.

For the fourth quarter, our comparable store sales improved approximately 420 basis points to a positive 2.6% compared to a 1.6% decline in the 3rd quarter.  The year over year increase in comparable store sales followed sequential improvements in this key metric during the first three quarters of 2004.  Our focus continues to be on the unit performance and controlling our spending at all levels.  We are committed to the “blocking and tackling” elements of the restaurant business.  Throughout 2004, we stayed the course on our primary initiatives.  By committing time and money to our restaurants, the employees responded in an exceptionally positive fashion.  I am proud of their efforts.

As of today, we have five Einstein Bros.  Cafes open for business.  We are in the process of assessing consumer research and identifying operational opportunities for the concept.  We currently plan on rolling this concept out on a market by market basis to ensure successful conversion and the ability to generate excitement about the concept through marketing.  I am very encouraged by our customer’s reaction to the concept.  As one guest said it best “It’s nice to know I am worth washing a dish for…”

I also want to send my congratulations out to our Manhattan Bagel franchisees for a great quarter.  The Manhattan brand also experienced positive comparable store sales in the fourth quarter due to a lot of hard work and focus on the customer.  Congratulations on the success and staying focused on your stores.

Now, I would like to turn the call over to Rick Dutkiewicz to report on the 4th quarter and full year results.

[Rick Dutkiewicz] Thanks Paul.  For the 13-weeks ended December 28, 2004, total revenues increased 0.2% to $97.3 million compared with $97.1 million for the 13-weeks ended December 30, 2003. The $200,000 increase in revenues consisted of an increase of approximately $900,000 in revenues from our company-operated restaurant sales, which was partially offset by a decrease of approximately $600,000 in manufacturing revenues and $50,000 in franchise and license related revenues.

For the 52-weeks ended December 28, 2004, total revenues decreased 2.5% to $373.9 million compared with $383.3 million for the 52-weeks ended December 30, 2003. The $9.4 million decrease in revenues consisted of a decrease of approximately $8.4 million in revenues from our company-operated restaurant sales, a decrease of approximately $1.3 million in manufacturing revenues, partially offset by an increase of approximately $300,000 in franchise and license related revenues.

Company-operated restaurant revenue reflected a comparable store sales increase of 2.6% for the 13-weeks ended December 28, 2004, which was comprised of a 5.2% increase in average check, partially offset by a 2.5% decrease in transactions.

For the 52-weeks ended December 28, 2004, company-operated restaurant revenue reflected a comparable store sales decline of 1.9%, which was comprised of a 5.4% reduction in transactions partially offset by a 3.8% increase in average check.

Our gross profit declined slightly to $18.1 million for the 13-weeks ended December 28, 2004, which represented 18.6% of total revenue compared with $18.6 million or 19.2% of total revenue for the comparable 2003 period, in part due to our decision to increase our marketing spend in the quarter by approximately $1.7 million to $2.8 million versus the comparable 2003 quarter.  We commenced an advertising campaign in the fourth quarter of this year to highlight new breakfast and lunch offerings.

For the 52-weeks ended December 28, 2004, our gross profit increased $1.6 million or 0.4% of total revenue to $67.2 million, which represented 18.0% of total revenue compared with $65.6 million or 17.1% of total revenue for the comparable 2003 period.  We have experienced higher commodity costs for the 52-weeks ended December 28, 2004, which amounted to approximately $2.4 million compared with the 2003 period.  The impact of the hurricanes also adversely affected 2004 by approximately $300,000.

We had income from operations of $3.6 million and $7.0 million for the 13 and 52-weeks ended December 28, 2004 compared with a loss from operations of $8.3 million and $17.6 million for the comparable 2003 periods.  This represents our fourth consecutive quarter of operating profits, which has been our focus all year.  As we announced earlier today, we have decided to restate our historic financial statements to reflect a shorter depreciable life on our leasehold improvements.  This restatement, which is similar to other companies’ in the restaurant industry, has no effect on cash flows, cash positions, revenues, same store sales or EBITDA.

EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, integration and reorganization charges and credits, cumulative change in fair value of derivatives and other income increased over $3.2 million to $10.6 million for the 13-weeks ended December 28, 2004 compared with $7.4 million for the 13-weeks ended December 30, 2003. For the 52-weeks ended December 28, 2004, EBITDA increased approximately $11.5 million to $35.3 million compared with $23.8 million for the comparable 2003 period.

Adjusted EBITDA, which also excludes certain legal, financing and advisory fees, acquisition and integration expenses, corporate expenses and other charges, increased approximately $1.3 million to $11.2 million compared with $9.9 million in the comparable 2003 period.  For the 52-weeks ended December 28, 2004, Adjusted EBITDA increased approximately $2.0 million to $36.7 million compared with $34.7 million for the 52-weeks ended December 30, 2003. We have improved our trailing 12-month Adjusted EBITDA performance approximately $1.2 million from the previous fiscal quarter to approximately $36.7 million as of December 28, 2004.

I must caution you that EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.  Rather EBITDA and Adjusted EBITDA are bases upon which to assess financial performance.  The trailing 12-month Adjusted EBITDA information is included as it is a required covenant under our Amsouth loan and the Indenture.  While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the definition and the method of calculation.  Information reconciling net loss in accordance with GAAP to EBITDA and Adjusted EBITDA can be found in today’s press release, which can be retrieved from the Investor Relation’s section of our website at www.nwrgi.com.

During the quarter ended December 28, 2004, we generated approximately $11.4 million of cash from operating activities, and had no borrowings on our AmSouth revolver.  We had cash on hand of approximately $9.8 million.  We also invested approximately $3.6 million of cash into our restaurants during the quarter in terms of additional capital expenditures.  This was a theme we spoke of all year and we believe we delivered on generating operating cash and reinvesting in our restaurants.

[Paul]  Thank you Rick. 2004 was very much a year of transition and concentration on exciting new initiatives for us.  We remain aggressively focused on continuing to improve our operational performance and determining the right elements of our Einstein Bros.  Café model through out the testing phase of the concept.

As always, the continued generation and improvement of free cash flow is of paramount importance to us.

In addition, we are currently in discussions with Bear Stearns regarding the refinancing of our debt.  We are in the early stages of this process and have nothing substantive to comment on at this time.

Thank you for your time.  We will now open the line for questions.

Question from Ken Bann at Jeffries regarding sales store sales for January and February 2005: Mr Dutkiewicz responded by stating that the Company had experienced continued improvement in same store sales for both periods.  Additionally, the Company had modest increases in the number of customer transactions.